Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger
212-415-3393

Omnicom Reports Third Quarter 2013 Results

NEW YORK, OCTOBER 15, 2013 - Omnicom Group Inc. (NYSE-OMC) today announced that its worldwide revenue in the third quarter of 2013 increased 2.5% to $3,490.5 million from $3,406.6 million in the third quarter of 2012. Domestic revenue for the third quarter of 2013 increased 3.2% to $1,815.5 million compared to $1,758.1 million in the third quarter of 2012. International revenue increased 1.6% to $1,675.0 million compared to $1,648.5 million in the third quarter of 2012.

For the quarter ended September 30, 2013, organic growth increased revenue 4.1%. Acquisitions, net of dispositions reduced revenue 1.0% and the impact of foreign exchange rates reduced revenue 0.6%.

Across our geographic markets, organic revenue increased 5.0% in the United States, 7.5% in the United Kingdom and 4.5% in our other markets, primarily from growth in Asia and Latin America, offset by an organic revenue decline of 1.6% in our Euro markets.

The change in organic revenue in the third quarter of 2013 compared to the third quarter of 2012 in our four fundamental disciplines was as follows: advertising increased 4.8%, CRM increased 2.3%, public relations increased 4.6% and specialty communications increased 8.3%.

Third quarter reported GAAP results include $28.1 million of pre-tax charges related to Omnicom’s proposed merger with Publicis Groupe, S.A. pursuant to the Business Combination Agreement entered into on July 27, 2013. This release also presents our results excluding the impact of these expenses. The results excluding the impact of the merger expenses are non-GAAP measures. We believe that investors should consider these non-GAAP measures, as they are indicative of our ongoing performance and reflect how management evaluates our operational results.

437 Madison Avenue, New York, NY 10022 (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.

Excluding the impact of the merger expenses, our non-GAAP earnings before interest, taxes and amortization of intangibles (“EBITA”) in the third quarter of 2013 increased $18.7 million, or 4.5%, to $433.3 million from $414.6 million in the third quarter of 2012. Our adjusted non-GAAP EBITA margin for the third quarter of 2013 increased to 12.4% from 12.2% for the same period in 2012.

Excluding the impact of the merger expenses, Omnicom’s non-GAAP operating income in the third quarter of 2013 increased $20.2 million, or 5.2%, to $407.5 million compared to $387.3 million in the third quarter of 2012. Our adjusted non-GAAP operating margin for the third quarter of 2013 increased to 11.7% from 11.4% in the third quarter of 2012.

Excluding the impact of the merger expenses, net of the associated income tax benefits of $6.4 million, Omnicom’s non-GAAP net income for the third quarter of 2013 increased $13.8 million, or 6.8%, to $217.7 million from $203.9 million in the third quarter of 2012.

Excluding the net impact of the merger expenses on net income available for common shares of $21.1 million, non-GAAP diluted net income per common share in the third quarter increased eight cents per share, or 10.8%, to $0.82 per share versus $0.74 per share during the third quarter of 2012.

Our reported GAAP results include the merger expenses. Omnicom’s EBITA in the third quarter of 2013 decreased $9.4 million, or 2.3%, to $405.2 million from $414.6 in the third quarter of 2012. EBITA margins decreased to 11.6% for the third quarter of 2013, compared to 12.2% for the third quarter of 2012.

Operating income in the third quarter of 2013 decreased $7.9 million, or 2.0%, to $379.4 million compared to $387.3 million in the third quarter of 2012 and operating margin in the third quarter of 2013 decreased to 10.9% from 11.4% versus the third quarter of 2012.

Omnicom’s net income for the third quarter of 2013 decreased $7.9 million, or 3.9%, to $196.0 million from $203.9 million in the third quarter of 2012. Diluted net income per common share in the third quarter was unchanged at $0.74 per share versus the third quarter of 2012.

Omnicom Group Inc.

Year-to-date

Worldwide revenue for the nine months ended September 30, 2013 increased 2.4% to $10,526.4 million from $10,274.8 million in the same period in 2012. Domestic revenue for the nine months ended September 30, 2013 increased 3.3% to $5,511.1 million from $5,337.0 million in the same period in 2012. International revenue for the nine months ended September 30, 2013 increased 1.6% to $5,015.3 million from $4,937.8 million in the same period in 2012.

For the nine months ended September 30, 2013, organic growth increased revenue 3.2%. Acquisitions, net of dispositions reduced revenue 0.2% and the impact of foreign exchange rates reduced revenue 0.6%.

Across our geographic markets, organic revenue for the first nine months of 2013 increased 3.9% in the United States, 5.9% in the United Kingdom and 5.0% in our other markets, primarily from growth in Asia and Latin America, offset by an organic revenue decline of 2.8% in our Euro markets.

The change in organic revenue in the first nine months of 2013 compared to the same period in 2012 in our four fundamental disciplines was as follows: advertising increased 5.0%, CRM increased 0.4%, public relations increased 3.4% and specialty communications increased 5.7%.

Excluding the impact of the aforementioned merger expenses, Omnicom’s non-GAAP EBITA for the nine months ended September 30, 2013 increased $47.2 million, or 3.5%, to $1,378.6 million from $1,331.4 million for the same period in 2012. Our adjusted non-GAAP EBITA margin increased to 13.1% for the first nine months of 2013 versus 13.0% during the same period of 2012.

Excluding the impact of the merger expenses, our non-GAAP operating income for the nine months ended September 30, 2013 increased $46.1 million, or 3.7% to $1,302.3 million compared to $1,256.2 million for the same period in 2012. Our adjusted non-GAAP operating margin for the first nine months of 2013 increased to 12.4% from 12.2% versus the first nine months of 2012.

Omnicom Group Inc.

Excluding the impact of the merger expenses, net of the associated income tax benefits of $6.4 million, Omnicom’s non-GAAP net income for the nine months ended September 30, 2013 increased $21.2 million, or 3.1% to $712.4 million from $691.2 million for the same period in 2012.

Excluding the net impact of the merger expenses on net income available for common shares of $21.1 million, Omnicom’s non-GAAP diluted net income per common share for the nine months ended September 30, 2013 increased 17 cents, or 6.8%, to $2.66 per share, compared to $2.49 per share for the first nine months of 2012.

Our reported GAAP results include the merger expenses. Omnicom’s EBITA for the nine months ended September 30, 2013 increased 1.4%, or $19.1 million, to $1,350.5 million from $1,331.4 million for the same period in 2012. EBITA margins decreased to 12.8% for the first nine months of 2013 versus 13.0% during the same period of 2012.

Operating income for the nine months ended September 30, 2013 increased $18.0 million, or 1.4%, to $1,274.2 million compared to $1,256.2 million for the same period in 2012. Our operating margin for the first nine months of 2013 decreased to 12.1% from 12.2% versus the first nine months of 2012.

Net income for the nine months ended September 30, 2013 decreased marginally, or $0.5 million, to $690.7 million from $691.2 million for the same period in 2012.

Omnicom’s diluted net income per common share for the nine months ended September 30, 2013 increased nine cents, or 3.6%, to $2.58 per share, compared to $2.49 per share for the first nine months of 2012.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our third quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

Summary of Selected Financial Information

Three Months Ended September 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2013 Non-GAAP (a)		2013 Reported	2012 Reported
Revenue	$3,490.5		$3,490.5	$3,406.6
EBITA (a) (b)	433.3	(a)	405.2	414.6
Operating income (a)	407.5	(a)	379.4	387.3
Income tax expense (a)	122.6	(a)	116.2	118.7

Net Income - Omnicom Group Inc. (a)	$217.7	(a)	$196.0	$203.9

Less: Net income allocated to participating securities (a)	5.4	(a)	4.8	4.5
Net income available for common shares (a)	$212.3	(a)	$191.2	$199.4

Net income per common share - Omnicom Group Inc.
Diluted (a)	$0.82	(a)	$0.74	$0.74

(a)	Third quarter 2013 “Non-GAAP” figures exclude $28.1 million of pre-tax expenses incurred in connection with Omnicom’s proposed merger with Publicis Groupe S.A. and are primarily comprised of professional fees. The associated tax benefit related to these items is $6.4 million. The net impact of these items on net income available to common shareholders was $21.1 million. The impact on diluted earnings per common share was $0.08 per common share during the period presented. We believe that investors should consider these non-GAAP measures, as they are indicative of our ongoing performance and reflect how management evaluates our operational results. See page 6 attached to this release for a reconciliation of this non-GAAP financial information to GAAP.
(b)	EBITA (defined as Earnings before interest, taxes and amortization of intangibles) is a non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from or as a substitute for financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

Reconciliation of Non-GAAP Selected Financial Information to GAAP

Three Months Ended September 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2013 Reported	Merger Expenses	2013 Non-GAAP
EBITA	$405.2	28.1	433.3
Operating income	379.4	28.1	407.5
Income tax expense	116.2	6.4	122.6

Net Income - Omnicom Group Inc.	$196.0	$21.7	$217.7
Less: Net income allocated to participating securities	4.8	0.6	5.4
Net income available for common shares	$191.2	$21.1	$212.3

Net income per common share - Omnicom Group Inc.
Diluted	$0.74	$0.08	$0.82

The above table reconciles our reported 2013 results to the "2013 Non GAAP" amounts, which are non-GAAP financial measures. These measures exclude expenses incurred in connection with Omnicom’s proposed merger with Publicis Groupe, S.A., and are comprised primarily of professional fees. We believe that investors should consider the "Non GAAP" measures as they are indicative of our ongoing performance and reflect how management evaluates our operational results. Non-GAAP financial measures should not be considered in isolation from or as a substitute for financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

Three Months Ended September 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2013 Reported	2012 Reported
Revenue	$3,490.5	$3,406.6
EBITA (a) (b)	405.2	414.6
Amortization of intangibles	25.8	27.3
Operating income	379.4	387.3
Net interest expense	42.8	40.3
Income before income taxes	336.6	347.0
Income tax expense	116.2	118.7
Income from equity method investments	4.3	5.3
Net Income	224.7	233.6
Less: Net income attributed to noncontrolling interests	28.7	29.7
Net Income - Omnicom Group Inc.	196.0	203.9
Less: Net income allocated to participating securities	4.8	4.5
Net income available for common shares	$191.2	$199.4

Net income per common share - Omnicom Group Inc.
Basic	$0.74	$0.75
Diluted	$0.74	$0.74
Weighted average shares (in millions)
Basic	258.2	266.6
Diluted	259.9	268.5
Dividend declared per common share	$0.40	$0.30

(a)	Third quarter 2013 amounts include $28.1 million of pre-tax expenses incurred in connection with Omnicom’s proposed merger with Publicis Groupe S.A. and are primarily comprised of professional fees.
(b)	EBITA (defined as Earnings before interest, taxes and amortization of intangibles) is a non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from or as a substitute for financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

Summary of Selected Financial Information

Nine Months Ended September 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2013 Non-GAAP (a)		2013 Reported	2012 Reported
Revenue	$10,526.4		$10,526.4	$10,274.8
EBITA (a) (b)	1,378.6	(a)	1,350.5	1,331.4
Operating income (a)	1,302.3	(a)	1,274.2	1,256.2
Income tax expense (a)	395.3	(a)	388.9	389.9

Net Income - Omnicom Group Inc. (a)	$712.4	(a)	$690.7	$691.2
Less: Net income allocated to participating securities (a)	18.7	(a)	18.1	15.4

Net income available for common shares (a)	$693.7	(a)	$672.6	$675.8

Net income per common share - Omnicom Group Inc.
Diluted (a)	$2.66	(a)	$2.58	$2.49

(a)	Year-to-date 2013 “Non-GAAP” figures exclude $28.1 million of pre-tax expenses incurred in connection with Omnicom’s proposed merger with Publicis Groupe S.A. and are primarily comprised of professional fees. The associated tax benefit related to these items is $6.4 million. The net impact of these items on net income available to common shareholders was $21.1 million. The impact on diluted earnings per common share was $0.08 per common share during the period presented. We believe that investors should consider these non-GAAP measures, as they are indicative of our ongoing performance and reflect how management evaluates our operational results. See page 9 attached to this release for a reconciliation of this non-GAAP financial information to GAAP.
(b)	EBITA (defined as Earnings before interest, taxes and amortization of intangibles) is a non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from or as a substitute for financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

Reconciliation of Non-GAAP Selected Financial Information to GAAP

Nine Months Ended September 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2013 Reported	Merger Expenses	2013 Non-GAAP
EBITA	$1,350.5	28.1	1,378.6
Operating income	1,274.2	28.1	1,302.3
Income tax expense	388.9	6.4	395.3

Net Income - Omnicom Group Inc.	$690.7	$21.7	$712.4

Less: Net income allocated to participating securities	18.1	0.6	18.7

Net income available for common shares	$672.6	$21.1	$693.7

Net income per common share - Omnicom Group Inc.
Diluted	$2.58	$0.08	$2.66

The above table reconciles our reported 2013 results to the "2013 Non GAAP" amounts, which are non-GAAP financial measures. These measures exclude expenses incurred in connection with Omnicom’s proposed merger with Publicis Groupe, S.A., and are comprised primarily of professional fees. We believe that investors should consider the "Non GAAP" measures as they are indicative of our ongoing performance and reflect how management evaluates our operational results. Non-GAAP financial measures should not be considered in isolation from or as a substitute for financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

Nine Months Ended September 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2013 Reported	2012 Reported
Revenue	$10,526.4	$10,274.8
EBITA (a) (b)	1,350.5	1,331.4
Amortization of intangibles	76.3	75.2
Operating income	1,274.2	1,256.2
Net interest expense	124.6	104.3
Income before income taxes	1,149.6	1,151.9
Income tax expense	388.9	389.9
Income from equity method investments	10.5	11.9
Net Income	771.2	773.9
Less: Net income attributed to noncontrolling interests	80.5	82.7
Net Income - Omnicom Group Inc.	690.7	691.2
Less: Net income allocated to participating securities	18.1	15.4
Net income available for common shares	$672.6	$675.8

Net income per common share - Omnicom Group Inc.
Basic	$2.60	$2.51
Diluted	$2.58	$2.49
Weighted average shares (in millions)
Basic	259.0	269.6
Diluted	260.4	271.5
Dividend declared per common share	$1.20	$0.90

(a)	Year-to-date 2013 amounts include $28.1 million of pre-tax expenses incurred in connection with Omnicom’s proposed merger with Publicis Groupe S.A. and are primarily comprised of professional fees.
(b)	EBITA (defined as Earnings before interest, taxes and amortization of intangibles) is a non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from or as a substitute for financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

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